PROSPECTUS SUPPLEMENT DATED JULY 18, 2014
(To Prospectus dated June 10, 2005)
Registration Statement No. 333-125065
Rule 424(b)(3)

13,144,948 Shares
Taubman Centers, Inc.
Common Stock
This Prospectus Supplement relates to the potential offer and sale, from time to time, by the Selling Shareholders, of up to 13,144,948 shares of our common stock, if and to the extent that such Selling Shareholders exchange their units of partnership interest in The Taubman Realty Group Limited Partnership, or TRG, for shares of our common stock. This Prospectus Supplement updates certain information included in our Prospectus dated June 10, 2005, as amended and supplemented (the “Prospectus”), and should be read together with the Prospectus, which is to be delivered with this Prospectus Supplement.
The table of Selling Shareholders appearing on page 7 of the Prospectus is hereby revised as follows:

1.
The 7,380 Units, which may be exchanged for shares of common stock under the continuing offer, that were beneficially owned by The R.R. Lyon Living Trust were transferred to the entities and in such amounts as set forth below. The information included in the table of Selling Shareholders for Roslyn R. Lyon, as Trustee of The R.R. Lyon Living Trust is hereby replaced with the information set forth in the table below.

Name of Selling Shareholder	Number of Shares Owned Prior to the Offering (1)(2)	Number of Shares That May Be Offered Hereby (1)	Shares Owned After the Offering
			Number (2)	Percent of Class
Ron and Duffy Hurwin Revocable Trust	3,690	3,690	—	—
Lisa Lyon Trust - under the R.R. Lyon Living Trust	3,690	3,690	—	—